UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2011

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

(703) 948-3200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Coalition for ICANN Transparency, Inc. (“CFIT”) filed a Third Amended Complaint on November 12, 2010. On December 30, 2010, VeriSign, Inc. (“VeriSign”) filed a motion to dismiss the Third Amended Complaint. On February 11, 2011, the United States District Court for the Northern District of California, San Jose Division (the “Court”), issued an order granting VeriSign’s motion to dismiss CFIT’s Third Amended Complaint (the “Order”). The Order dismisses the complaint in its entirety, with leave, in part, to amend the complaint again. First, the Order dismisses the complaint in its entirety on the grounds that the Third Amended Complaint failed to identify members of CFIT or their continuous standing to assert the claims in the complaint against VeriSign. The Order grants CFIT leave to amend the complaint to the extent CFIT can sufficiently allege standing from the commencement of the action. Second, the Order dismisses the claims concerning the .net registry agreement on the grounds that CFIT’s allegations are too conclusory to plausibly state a claim for relief. The Order grants CFIT leave to amend its claims concerning the .net registry agreement to the extent it can allege specific facts sufficient to state a claim for relief. Third, the Order dismisses without leave to amend CFIT’s claim for disgorgement of domain name registration fees CFIT alleges were improperly collected. Finally, the Order denies CFIT’s request for a jury trial. Thus, any claims in the case should be tried to the Court rather than a jury. VeriSign intends to continue to vigorously defend this action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: February 14, 2011	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary

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